Exhibit 99.1

COMPANY CONTACT: Patricia Brown	FOR IMMEDIATE RELEASE
(419) 424-4370	December 19, 2006
Cooper Tire & Rubber Company Appoints CEO
Findlay, Ohio, December 19, 2006 — Cooper Tire & Rubber Company (NYSE:CTB) today announced the appointment of Roy V. Armes as President and Chief Executive Officer, and his election as a Director on the Board. Mr. Armes will assume the top post at the world’s eighth largest tire manufacturer effective January 1, 2007. He will succeed Byron O. Pond, a member of the board of directors who has served as interim CEO since August.
Armes comes to Cooper following an outstanding 31 year career at Whirlpool Corporation. He brings to Cooper a wealth of experience in engineering, manufacturing, global procurement and international operations management as well as a successful track record of developing customer relationships and consumer oriented products. His specific roles included: Senior Vice President, Project Management Office; Corporate Vice President/General Director, Whirlpool Mexico; Corporate Vice President, Global Procurement Operations; and President and Managing Director, Whirlpool Greater China.
“We are extremely pleased to have Roy taking the lead at Cooper at this critical time,” Pond said. “He has all the qualities we were searching for and the leadership capabilities to continue and successfully execute the Company’s plans for profitability. He has the complete confidence of the board and will fit in well with our management team.”
Mr. Armes holds a bachelors degree in mechanical engineering from the University of Toledo, Toledo, Ohio. He is married and has two sons and will relocate soon to the Findlay, Ohio area.
“I am thrilled to be joining Cooper at a very exciting and challenging time of opportunity in North America and growth internationally,” Armes said. “I look forward to working closely with our management team and our global partners to continue Cooper’s tradition of serving our customers and to improve the overall results and returns for our shareholders.”
For an undesignated period, the “office of the chairman” will remain intact as it is currently constructed with directors, Byron Pond, John Shuey and Art Aronson.
Company Description
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 59 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.